Fitmedia Inc. (OTC BB: FTME) Announces Completion of
Pre-Natal Yoga DVD

VANCOUVER, BC— October 2, 2006 – Fitmedia Inc., a company that produces, distributes and sells DVDs related to exercise, healthy lifestyles and physical and mental fitness for use in peoples homes, announces that it has completed production and is ready to distribute and sell its first fitness DVD titled “Pre-Natal Yoga.”

The Pre-Natal Yoga DVD stars Joelle Lazar. Joelle has been practicing yoga for 18 years and teaching in Vancouver since 1999. She spent over three years in India studying yoga philosophy, meditation and hatha yoga. She is a specialist in prenatal and therapeutic yoga and a singer of traditional Indian music as a healing art. She also writes articles on yoga, meditation, health and personal growth.

Yoga is a form of exercise that takes into account the interrelationship between body and mind, and is a method that combines movements that benefit physical health with breathing and meditation techniques that help ensure peace of mind. Prenatal yoga is a tool for learning how to let go and flow with all the changes. Stretching, strengthening and relaxation techniques in prenatal yoga prepare the body for birth.

"We are very excited about the completion of our very first DVD,” says CEO Timothy Crottey, “We are rapidly pushing forward with our business plan and will soon begin to generate revenues. This will allow us to produce and distribute other holistic-fitness titles, which will add value to our company and to our shareholders.”

The Holistic-Fitness Industry

So popular is holistic living these days that it comprises a $70 billion a year industry. The U.S. fitness industry is fuelled by fads that have enormous economic impact. Ten years ago, only 3 million Americans did yoga. Now, according to the Yoga Research and Information Center, 18 million take to sticky mats three times a week and fuel a $27 billion market in tapes, videos, and other yoga-related items.

About Fitmedia Inc.

Fitmedia intends to capitalize on the growing industries of diet, fitness and holistic living by producing and selling exercise DVDs which are exciting, motivating and fun. Fitmedia has set a course to attract both national and worldwide attention to its products and has set out to create quality exercise products tailored to meet the needs of the everyday person. By working with certified professional fitness instructors and highly skilled film, media and communications personal, Fitmedia has positioned itself to ensure that it meets its goals and objectives.

For more info, go to www.fitmedia.net.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Fitmedia’s filings with the Securities and Exchange Commission, including, without limitation, Fitmedia’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Fitmedia Inc.
Timothy Crottey, President
604 723 0954
info@fitmedia.net
www.fitmedia.net